Consent of Independent Accountants



To the Board of Directors of
Strong Opportunity Fund II, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of Strong Opportunity Fund II, Inc. on Form N-1A of our report dated February 4, 1998 on our audits of the financial statements and financial highlights of Strong Opportunity Fund II, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1997, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
April 28, 1998


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